Exhibit 99

(US Unwired Letterhead)

Contact:	US Unwired Ed Moise, Investor Relations (337) 310-3500 ir@usunwired.com

US UNWIRED INC. REACHES MANAGEMENT PACT WITH IWO HOLDINGS BOARD AND SENIOR LENDERS

Lake Charles, LA (July 7, 2004) — US Unwired Inc. (OTC Bulletin Board:UNWR) today announced that it, the board of directors of IWO Holdings, Inc. (“IWO”), and IWO’s senior lenders have reached an agreement under which US Unwired would continue to manage IWO through 2005. IWO may extend the agreement through 2006.

The pact also addresses US Unwired’s compensation for its management services that has been on a cost-sharing basis to date. The new agreement allows US Unwired to charge a fixed fee for operating the company plus additional fees for assisting in IWO’s restructuring. US Unwired also has the opportunity to earn bonuses for meeting pre-set operating targets or lending managerial support for a successful restructuring. Either party may terminate the agreement, but IWO would pay termination fees to exercise its rights while US Unwired would be obligated to perform pre-defined transitions services should it exercise its rights.

“We are very pleased, despite that IWO’s financial condition will likely force it to file bankruptcy soon, that the IWO Holdings board of directors and its senior lenders have recognized the tremendous progress we have made with the company. We have worked hard to improve IWO’s operations and preserve its cash. Over the past year, we have grown IWO’s subscriber base by 7% while decreasing its per-user operating costs by 25%. Our efforts can be summarized by last quarter’s financial results, when IWO posted $6.8 million in EBITDA, $9.3 million more than in the same period last year,” said Robert Piper, US Unwired’s President and Chief Executive Officer.

About US Unwired

US Unwired Inc., headquartered in Lake Charles, La., holds direct or indirect ownership interests in five PCS Affiliates of Sprint: Louisiana Unwired, Texas Unwired, Georgia PCS, IWO Holdings and Gulf Coast Wireless. Through Louisiana Unwired, Texas Unwired, Georgia PCS and IWO Holdings, US Unwired is authorized to build, operate and manage wireless mobility communications network products and services under the Sprint brand name in 68 markets, currently serving over 650,000 PCS customers. US Unwired’s PCS territory includes portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee, Texas, Massachusetts, New Hampshire, New York, Pennsylvania, and Vermont. For more information on US Unwired and its products and services, visit the company’s web site at http://www.usunwired.com. US Unwired is traded on the OTC Bulletin Board under the symbol “UNWR”.

This press release may contain forward-looking statements. Forward-looking statements are statements about current and future business strategy, operations, capabilities, construction plan, construction schedule, financial projections, plans and objectives of management, expected actions of third parties and other matters. Forward-looking statements often include words like believes, belief, expects, plans, anticipates, intends, projects, estimates, may, might, would, or similar words. Forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Since these forward looking statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. Such factors include: the competitiveness of and the financial impact of Sprint wireless pricing plans, products and services; the ability of Sprint to provide back office, customer care and other services; consumer purchasing patterns; potential fluctuations in quarterly results; an adequate supply of subscriber equipment; risks related to our ability to compete with larger, more established businesses; rapid technological and

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market change; risks related to future growth and expansion; the ability to successfully complete the build-out of the IWO Holdings’ network; the potential need for additional capital; future losses; the significant level of indebtedness of the companies; and volatility of US Unwired’s stock price. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from those contained in this press release, please refer to Items 1, 7 and 7A of US Unwired’s Form 10-K for the period ended December 31, 2003, and Item 2 of US Unwired’s Form 10-Q for the period ended March 31, 2004, as filed with the Securities and Exchange Commission.

US Unwired does not undertake to update or revise any forward-looking statement contained herein.

EBITDA is an acronym for Earnings before Interest, Taxes, Depreciation and Amortization, although other items in addition to these are sometimes excluded to calculate EBITDA. Although EBITDA is not a calculation in accordance with accounting principles generally accepted in the United States (GAAP), we believe that EBITDA is widely used as a measure of operating performance in our industry. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with GAAP. In addition, since all companies do not calculate EBITDA in the same manner, this measure may not be comparable to similarly titled measures reported by other companies. We believe the nearest comparable GAAP measure to EBITDA is our Net Loss, and we have presented below a reconciliation of the two measures for IWO Holdings, Inc. in thousands of dollars.

	Three-month period ended
	March 31, 2004	March 31, 2003
EBITDA	$6,877	$(2,479)
Depreciation and amortization	(13,964)	(13,374)
Asset abandonment charge	—	(12,403)
Interest income (expense), net	(11,314)	(8,871)
Gain on sale of assets	(25)	—

Net income (loss)	$(18,426)	$(37,127)

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